Exhibit 10.1

Credit or Share Purchase Option Agreement

This Agreement is executed in Shishi City, Fujian Province, China dated November 27, 2009 by the following parties:

Shishi Huabao Mingxiang Food Co., Ltd. (hereinafter referred to as "Party A"), a limited liability company incorporated under the laws of the People's Republic of China with its registered address at Dabao Industry Park, Xiangzhi, Shishi.
Legal Representative: Liu Peng Fei

Qiu Shang Jing (hereinafter referred to as "Party B")
ID Number: 359002197910162010
Domicile: 179 Jiuwu Road, Dongfu Village One, Hongshan Town, Shishi

Shishi Xianghe Food Science and Technology Co., Ltd. (hereinafter referred to as "Party C"), a limited liability company incorporated uner the laws of the People's Republic of China with its registered address at Dabao Industry Park, Xiangzhi, Shishi.
Legal Representaive: Qiu Shang Jing

Whereas:

1
Party B is the sole natural person shareholder of Party C and the registered capital of Party C is RMB5,000,000. Party B contributed RMB5,000,000 which accounts for 100% of the registered capital of Party C.

2.
Party A intends to provide capital to Party C as the working capital. It is also the intention of Party A to purchase 80% of the shares and interests (hereinafter referred to as "shares") of Party B in the registered capital of Party C under the circumstances that Party C meet the relevant conditions stipulated in this Agreement. Party C accepts the financing provided by Party A and Party B accepts the contingent request of Party A to purchase 80% of the shares in the registered capital of Party C. Party B intends to provide guarantee to Party A to secure the loan of Party C and the share purchase option which Party B authorized to Party A.

3.
Upon the aforesaid common intents and fully negotiations among the parties, according to the “Contract Law of the People’s Republic of China”, the “Corporation Law of the People’s Republic of China” and other relevant laws and regulations, and based on the principle of good faith, the parties have reached this Agreement on terms, conditions and relevant matters of the share transfer for the parties to observe.

Article 1  Mutual Representations, Undertakings and Warranties

1.1
The parties represent respectively that, Party B is a natural person with the nationality of the People’s Republic of China; Party A and Party C are legal persons with good faith, and duly incorporated, validly existing under the laws of the People's Republic of China. Each party has the full capacity for civil rights and civil conduct to sign and perform this Agreement, and each party has taken all necessary measures to obtain the approvals for signing and formal delivery of this Agreement in accordance with the requirements of the relevant laws and articles of associations.

1.2	The parties represent respectively that the execution and performance of this Agreement shall not and dose not in any way violate any agreement and contract that neither party has participated in.

1.3
Party B represents that it legally owns the shares of Party C free and clear of any pledge, encumbrance, seizure, claim and so forth at the date of this Agreement; Party B has the right to transfer the shares.

1.4
All assets of Party C are legally owned by itself; there is no setting of guarantee, mortgage, pledge or lien on any of such assets in any form or granting of any rights or interests to any other party; Party C also has not involved in any dispute.

1.5	Party B and Party C represent that Party C has not involved in any labor disputes or in any other disputes with any of its employees.

1.6	Party B and Party C represent that Party C has not defaulted or evaded any state or local tax.

1.7
Party B and Party C represent that the trademarks, technologies and any other intellectual properties owned or used by Party C has not violated any third party’s intellectual property rights and also has not been violated by any third party; or if the trademarks, technologies and any other intellectual properties used by Party C are indeed owned by third parties, the consideration of the corresponding perpetual use rights has been fully settled by Party B and Party C.

1.8
Party B and Party C undertake that using of the capital provided by Party A will strictly in accordance with the provisions of this Agreement and the relevant document(s) will be provided in time in accordance with the request of Party A; under the circumstances that Party A exercises the share purchase option, Party B and Party C shall handle the relevant share transfer procedures in a timely manner and all taxes and expenses arising from the share transfer shall be borne by Party B and Party C in accordance with laws to ensure the realization of the rights of Party A under this Agreement.

1.9
Party B and Party C warrant respectively that there is not any pending litigation, judicial or administrative proceeding or investigation in which they are involved. As far as Party B and Party C know, there is not any threaten that the courts or the government authorities may carry out any litigation, judicial or administrative proceeding or investigation. There is also not any cause for claim, litigation, judicial or administrative proceeding or investigation that may directly or indirectly impact on Party C's properties, rights or businesses, or impact Party B on the use of its properties or on its business operation.

1.10
Party B and Party C warrant that, prior to the completion of the change registration of Party C with the administration of industry and commerce, all business activities of Party C have been carried out legitimately; there is not any case in violation of the laws or the articles of association; it also will not conduct adversely to Party C and will try its best to keep Party C’s assets and interests from any violation or loss.

1.11
Party B and Party C warrant that, the production activities of Party C have been in compliance with the requirements of hygiene licensing, environmental protection and safe production, Party C has not been penalized or warned by relevant administrative departments for hygiene, environmental protection or safety issues.

1.12
The parties hereby agreed, that any untruth or falsity of the undertakings or warranties under this Agreement, or any breach of its undertakings or warranties by neither party will constitute breach of this Agreement. The breaching party shall bear the corresponding liabilities and shall compensate any loss suffered by other parties.

Article 2  Credit

2.1
Party A shall provide a loan amounting to RMB180,500,000 to Party C within 30 days from the execution of this Agreement, and the term of the loan shall be two months from the execution of this Agreement. The interest rate is 5.0% per annum and the interest shall be calculated starting from the actual borrowed date to the actual repayment date.

2.2
The aforesaid loan shall be used exclusively as the working capital of Party C. Party C shall strictly warrant that the loan shall not be used for any other purpose without prior approval of Party A; otherwise, Party A shall be entitled to demand Party C to repay the loan and the occurred interests at any time.

2.3
Upon the maturity of the loan and Party A does not exercise the share purchase option stipulated under Article 3 of this Agreement, Party C shall repay the principal of the aforesaid loan together with the interest occurred during the actual loan term (hereinafter referred to as "Credit") to Party A in a timely manner.

2.4
Any party has the right to propose a request for extension of the term of the loan to the other party three days prior to the maturity date of the loan and the term of loan will be extended accordingly upon written consent of the other party.

2.5
Upon the execution of this Agreement, Party A will be allowed by Party B and Party C to have full access rights to the financial statements of Party C and to involve in all management decisions and daily operations of Party C, until the termination of this Agreement.

Article 3  Share Purchase Option

3.1
Party B hereby irrevocably agrees that prior to the full repayment of the loan in Party C to Party A, Party A is entitled to unilaterally request to purchase 80% of the shares holding by Party B in Party C. Party A shall pay an amount of RMB9,500,000 to Party B within 30 days after the audit report of Party C for the year of 2009 is issued, in addition to the Credit which Party C owes to Party A under Article 2 of this Agreement, will be transferred to be the consideration for the purchase of 80% of the shares which Party A shall pay to Party B (hereinafter referred to as "Share Purchase Option"). If there is any amount due by Party B to Party C at the time of execution of the Share Purchase Option of Party A, the aforesaid amount would be considered as part of the consideration for the purchase of 80% of the shares which Party A shall pay to Party B.

3.2
The exercise of the Share Purchase Option of Party A mainly depends on whether Party C could achieve the target of completing business turnover of RMB65,000,000 prior to 31 December 2009 according to the current accounting standards and principles deployed by Party C. Therefore, Party A has the right to request Party B and Party C to provide financial data of Party C or to employ independent accountant to conduct financial audit on Party C. However, in any case, the achieving of the aforesaid financial target or not shall not bind on the exercise of the Share Purchase Option of Party A and Party A has the right to decide to exercise or not to exercise the Share Purchase Option for any reason.

3.3
Under the circumstances that Party A exercises the Share Purchase Option, Party A shall issue formal written notice to Party B and the date of exercise of the Share Purchase Option shall be the date on which Party A issues the formal written notice. Upon receiving the notice, Party B shall enter into a separate share transfer agreement and other relevant documents required for the approval and registration with Party A in a timely manner and urge Party C to handle the share transfer procedures as soon as possible. Taxes occur thereof shall be borne by the relevant parties in accordance with the laws.

3.4	Upon the exercise of the Share Purchase Option of Party A, the shareholding structure of Party C will be changed into:

Name of Shareholder	Proportion of the Shares
Shishi Huabao Mingxiang Food Co., Ltd.	80%
Qiu Shang Jing	20%

3.5
After the change of the shareholding structure of Party C in accordance with point 3.4, if Party C has any funding requirement from the shareholders, Party A and Party B should inject the capital into Party C according to their respective shareholding.

3.6
Party B shall be responsible to urge Party C to handle change registration procedures with the departments of administration of industry and commerce, tax or the customs in relation to the shareholding, director, legal representative or other matters within 45 days from the date of the exercise of the Share Purchase Option and Party A shall give full cooperation.

3.7	After the exercise of the Share Purchase Option of Party A, if Party B sells its 20% shareholding in Party C, Party A will have the right of first refusal at the maximum valuation of RMB47,500,000.

3.8
Party B shall not negotiate with any other parties about the transfer of its shareholding in Party C starting from the execution of this Agreement and until the termination of this Agreement or the execution of the Share Purchase Option of Party A, whichever is earlier.

Article 4  Guarantee

4.1
Party C hereby irrevocably agrees that Party C shall bear joint and several liability to Party A for all expenses (including but not limited to litigation costs, legal expenses, traveling expenses, enforcement expenses) which Party B shall compensate to Party A arising from the Credit, the Share Purchase Option or disputes in connection with the Credit or the Share Purchase Option.

4.2
Save for the guarantee under Article 4.1, Party A has the right to request Party B to pledge all its shares in Party C to Party A and handle the share pledge registration in a timely manner during the term of loan, to ensure the full performance of this Agreement of Party B.

Article 5  Disposition of Credit and Debt and Profit Distribution

5.1
Prior to the exercise of the Share Purchase Option of Party A, Party B shall faithfully disclose the credit and debt information of Party C. Under the circumstances that Party A suffers heavy losses or any unrecorded liabilities which are related to the operations prior to the execution of this Agreement upon the exercise of the Share Purchase Option due to Party B's fraud or intentional concealment of material debt of Party C before the exercise of the Share Purchase Option of Party A, Party A has the right to request Party B to compensate the losses arising therefrom.

5.2
It is agreed that all the profits earned by Party C until November 30, 2009 are owned by Party B. Party B has the right to decide to distribute the aforesaid profits of Party C. After the exercise of Share Purchase Option of Party A, the profits earned by Party C from December 1, 2009 until the exercise date of Share Purchase Option of Party A, either Party A and Party B shall not unilaterally decide to distribute the aforesaid profits of Party C without written consent of another party. The profits earned by Party C after the exercise of Share Purchase Option of Party A could be distributed under the laws in accordance with the respective shareholding of Party A and Party B in Party C.

Article 6  Taxes and Expenses

Party A and Party B unanimously agree that each party shall bear its own taxes and relevant expenses arising from the transfer of the shares of Party C under this Agreement.

Article 7  Termination of This Agreement

7.1	Party A and Party B agree that this Agreement will be terminated if the following occurs:
(1) the expiry of the term of this Agreement;
(2) Party A and Party B unanimously agree to terminate the Agreement;
(3) this Agreement is ruled null and void by judicial authorities in accordance with the laws; and
(4) occurrence of other circumstances leading to termination of the Agreement in accordance with the laws.

7.2
On the occurrence of the aforesaid circumstances leading to termination of this Agreement, the defaulting party shall undertake liabilities for breach and compensate for economic losses suffered by the other parties; should it be the faults of all the parties, each party shall be respectively responsible for the liabilities for breach and compensation for economic losses according to its defaults.

Article 8  Default Liabilities

8.1
Under the circumstances that Party C violates the provisions under Article 2 of this Agreement and fails to repay the loan on time, Party C shall compensate to Party A RMB30,000 per day as the penalty from the maturing date of the loan.

8.2
Under the circumstances that Party B violates the provisions under Article 3 of this Agreement and fails to handle the share transfer registration procedures on schedule upon the exercise of the Share Purchase Option of Party A, Party B shall compensate to Party A amounting to 20% of the amount of the loan as the penalty. The aforesaid payment of penalty shall not affect the right of Party A to request the continuing performance of this Agreement of Party B or to apply to the court for the enforcement.

8.3
Save for the provisions under Article 8.1 and 8.2, breach of any provisions under this Agreement shall be deemed as breach of contract. The defaulting party shall undertake liabilities for breach to other parties.

8.4
Unless force majeure occurs, if any party's violation of this Agreement leads to the losses of the other parties, the other parties shall have the right to seek compensation for losses suffered from the defaulting party; should it be the faults of all the parties, each party shall undertake compensation liability to the other parties to the extent of its default.

Article 9  Settlement of Disputes

9.1
Party A and Party B agree that all parties shall use their best efforts to resolve any dispute arising out of or in relation to the validity, interpretation and performance of this Agreement through friendly negotiations. Should no agreement can be reached through negotiation, each party may submit the dispute to the China International Economic and Trade Arbitration Commission, Shanghai Branch for arbitration in accordance with the commission’s arbitration rules then in effect, which constitutes part of this clause. The arbitration award shall be final and binding on the parties hereto.

9.2	The language for arbitration shall be Chinese.

Article 10  Governing Law

The concluding, validity, interpretation, performance of this Agreement, and the settlement of disputes thereto, shall be governed by and construed in accordance with the laws of the People's Republic of China. Where there is no relevant laws of the People's Republic of China, the international treaty participated by the People's Republic of China and the international practice shall be applied. The legitimate rights and interests of each party are protected by the laws of the People's Republic of China.

Article 11  Waiver

Any party’s failure to request exercise any clause under this Agreement at any time shall not be considered as a waiver, and therefore doesn’t deprive of the rights of the party to exercise the same clause afterwards. Any party’s one-time or repetitious waiver of rights for ascertaining the liabilities for violation to the clauses, agreements, statements or warranties shall not be considered as the continuing waiver of rights for ascertaining the liabilities for violation to such clauses, agreements, statements or warranties.

Article 12  Amendments to This Agreement

No amendment, alteration or modification to any provision in this Agreement shall be valid unless written alteration agreements are signed by duly authorized representatives of each party.

Article 13  Notification

13.1
In case any party need to give any notice to the other party, any of the following way shall be deemed to have been duly given: (1) when hand delivered to the other Party; or (2) when delivered by postage prepaid registered letter; or (3) when sent by facsimile; or (4) when sent by e-mail. Provided that sent by facsimile or e-mail, a confirmation letter from the receiving party is required, and it also shall be delivered to the sending party by postage prepaid registered letter timely. Provided that hand delivered to the other Party, the signature by the following receiving party shall be deemed as effective delivery. Provided that it is delivered by hand, the service shall be deemed completed when the notice is receipted by the following receivers or by any other persons who has reason to be deemed to have authorization by receiver to receive mails or letters according to the following addresses; Provided that it is delivered by registered letters, the service shall be deemed completed seven (7) days after the after the postal department issues registration receipts.

13.2	Party A's address:	Dabao Industry Park, Xiangzhi, Shishi

	Receiver:	Liu Peng Fei

	Telephone Number:	0595-88981629

	Facsimile:	0595-88982319

	Email:	pengfei.liu@china-marine.cn

13.3	Party B's address:	179 Jiuwu Road, Dongfu Village One, Hongshan Town, Shishi

	Receiver:	Qiu Shang Jing

	Telephone Number:	0595-83108999

	Facsimile:	0595-88987766

	Email:	shangjing@yahoo.com.cn

13.4	Party C's address:	Dabao Industry Park, Xiangzhi, Shishi

	Receiver:	Qiu Shang Jing

	Telephone Number:	0595-83108999

	Facsimile:	0595-88987766

	Email:	shangjing@yahoo.com.cn

13.5
Any party may notice the other parties its new appointed communication address, fax number, e-mail address to substitute the above-mentioned communication address, fax number, e-mail address from time to time in a written form.

Article 14  Final Agreement

The parties understand and agree that this Agreement is the final declaration of intention of all parties’ consensus, it is also the ultimate legal basis when each party exercises its rights or fulfills its obligations. This Agreement supersedes all and any previous statements, undertakings, explanations and declarations of intention made by any party to this Agreement, no matter in writing or by oral, expressed or implicated.

Article 15  Effectiveness of This Agreement

This Agreement shall come into effect when it is executed.

Article 16  Miscellaneous

16.1
The parties may sign supplementary written agreements separately regarding matters not covered in this Agreement. All supplementary agreements constitute an indivisible part of this Agreement, and have the same legally binding effect as this Agreement.

16.2
Any provision under this Agreement, which deemed to be illegal, invalid, or unenforceable in some jurisdictions, shall not influence its legality, validity and enforceability in other jurisdictions and shall not influence the legality, validity and enforceability of other provisions herein.

16.3	The headings in this Agreement are set for convenience of reference only, and shall not be used in construing or interpreting this Agreement.

16.4
Each party undertakes that it will strictly keep confidential any data or information of any other party it obtained during the course of the share transfer hereunder, both during the term of this Agreement and after the termination thereof. No party may, without the written consent of any other party, disclose any of these data or information to any third party, or publicize to the public or release to the media any matters related to this Agreement (unless required by the relevant laws, the stipulations or regulations of any governmental authorities/stock exchanges of the People's Republic of China or any other countries, or the necessity for each party to duly exercise  its rights stipulated under this Agreement). Each party shall take necessary measures to make sure that its employees observe the obligation of confidentiality under this clause. This clause shall survive the termination of this Agreement forever.

16.5
This Agreement is entered into in Chinese in four originals. Each party shall retain one original, and the other one original shall be used for the alternation registration procedures with the administration of industry and commerce.

(remained of page intentionally left blank, for the execution page)

IN WITNESS WHEREOF, The parties to this Agreement have duly executed this Agreement on the date indicated at the very beginning hereof.

Party A:
Shishi Huabao Mingxiang Food Co., Ltd. (石狮市华宝明祥食品有限公司)

Signature of Legal Representative:
Date: November 27, 2009

Party B:
Qiu Shang Jing (邱尚静)

Signature:
Date: November 27, 2009

Party C:
Shishi Xianghe Food Science and Technology Co., Ltd. (石狮市祥和食品科技有限公司)

Signature of Legal Representative:
Date: November 27, 2009